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                                                                    EXHIBIT 99.1


[FIRST NATIONAL BANK & TRUST LOGO]  [HARRINGTON FINANCIAL GROUP, INC. LOGO]

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PRESS RELEASE
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Additional Information:                         Investor Contact:

James Poore, Director of Marketing              Craig J. Cerny, CEO
First National Bank & Trust                     Harrington Financial Group, Inc.
(765) 236-4136                                  (913) 663-0180


HASTEN BANCSHARES TO ACQUIRE HARRINGTON FINANCIAL GROUP, INC.

RICHMOND, INDIANA - May 30, 2001 - Harrington Financial Group, Inc. (Nasdaq:
HFGI), the holding company for Harrington Bank, FSB, a federally chartered savings bank, and Hasten Bancshares (Hasten), a closely held bank holding company for First National Bank & Trust, a national bank, jointly announced today the signing of a definitive merger agreement. Pursuant to the merger agreement, Hasten Bancshares will acquire Harrington Financial Group, Inc. and its wholly owned savings bank subsidiary, Harrington Bank, FSB, after the independent sales of Harrington's banking operations outside of Indiana and Harrington Wealth Management Company to other parties as described herein.

Under the terms of the merger agreement, which was approved unanimously by both Boards of Directors, holders of Harrington common stock will receive $12.4916 in cash for each share of Harrington common stock owned. The transaction has a total value of approximately $40 million for all the outstanding and issued shares and options of Harrington Financial Group, Inc.. The purchase is expected to close during the fourth quarter of the calendar year 2001, pending the receipt of all requisite regulatory approvals and the approval of Harrington's shareholders. Upon completion of the transaction Harrington Bank, FSB will merge into First National Bank & Trust. In connection with the merger agreement, the Company granted Hasten an option to acquire up to 19.9% of the outstanding common stock upon the occurrence of certain events.

In addition to its agreement with Hasten Bancshares, Harrington Financial Group, Inc. also announced today that Harrington Bank, FSB had entered into separate agreements to sell its banking operation in Mission, Kansas ($64 million in loans and $70 million in core deposits as of March 31, 2001) to Harrington West Financial Group, Inc., the holding company for Los Padres Bank, FSB, of Solvang, California for a $5.0 million cash premium, and its banking operation in Chapel Hill, North Carolina ($33 million in loans and $46 million in core deposits as of March 31, 2001) to Community First Financial Group, Inc., of Corydon, Indiana for a $2.0 million cash premium. In addition, Los Padres Bank will acquire Harrington Bank's 51% ownership position in Harrington Wealth Management Company
(HWM), a trust and investment management firm with $65 million in assets under management, for net book value at closing. This acquisition results in Los Padres Bank owning 100% of HWM. These transactions are required to be completed prior to the consummation of Hasten's acquisition of Harrington. Los Padres Bank and Community First Financial Group will retain rights to the Harrington Bank name outside of Indiana.


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The five Harrington locations in Indiana to be acquired by First National Bank &
Trust are:
o     11592 Westfield Blvd, in Carmel
o     7150 E. 116th St. in Fishers
o     107 W. Logan St. in Noblesville
o     9775 Fall Creek Rd. in Indianapolis (Geist)
o     722 E. Main St. in Richmond

Bernard Hasten, CEO of First National Bank & Trust, stated "We are very excited about the acquisition of the Indiana operations of Harrington. The addition of Harrington will improve our position as the largest independent and privately owned bank in central Indiana with more than $1.6 billion in assets and 27 banking offices. We have been seeking ways to better serve the central Indiana region, and this acquisition provides this opportunity for us. The Harrington offices are a natural fit for our bank in terms of location and customer profile."

Craig J. Cerny, President and Chief Executive Officer of Harrington Financial Group, Inc., added: "After considerable strategic analysis over the last several months of alternatives to enhance shareholder value, we are pleased to reach this agreement with First National Bank & Trust and the other parties. These transactions confirm the excellent franchise value built over the last six years, as Harrington transitioned in 1994 from a wholesale bank with one banking operation in Richmond, Indiana to a multi-state, diversified community bank with seven banking offices in three states today. Our shareholders will realize considerable value for their shares, while Harrington partners with a strong and growing community bank that can provide our customers convenience and expanded product choices and our employees continued opportunities".

First National Bank & Trust is a rapidly growing community bank whose primary focus is customer service. The bank's most recent expansion was the opening of its office in Logansport, Indiana in February 2000. "The Harrington acquisition gives us additional markets to serve. We are certainly looking forward to the opportunity to provide our new customers with a unique blend of financial services and a commitment to demonstrate good corporate citizenship in their communities," said Mike Stegall, President of First National Bank & Trust.

Dr. Douglas T. Breeden, Chairman of Harrington Financial Group, commented, "All three of the banking institutions involved in these transactions with Harrington
- Hasten Bancshares, Harrington West Financial Group, and Community First Financial Group - are fine, high quality, community banking organizations. We are pleased to be able to affect these merger transactions with institutions that are committed to continuing the Harrington tradition of community banking excellence for our customers and the communities they serve."

Harrington Financial Group, Inc. is the parent company of Harrington Bank, FSB, which is headquartered in Richmond, Indiana, with $450 million in assets and seven full service branch offices located in Indiana, North Carolina and Kansas.

Hasten Bancshares is the parent company of First National Bank & Trust, which is headquartered in Kokomo, Indiana, with $1.2 billion in assets and 22 full service branch offices located in central Indiana. First National Bank & Trust currently operates branches in 16 communities including Brazil, Carlisle, Carmel, Clay City, Farmersburg, Indianapolis, Kokomo, Logansport, Marion, Martinsville, Mooresville, Plainfield, Shelburn, Sullivan, Terre Haute and Tipton. First National Bank & Trust is a full financial services provider including retail and commercial banking and trust services. It also has two subsidiaries, First National Investments and First National Insurance Services.

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Vedder, Price, Kaufman & Kammholz, Chicago, Illinois, acted as legal counsel to
Hasten Bancshares. Harrington Financial Group, Inc. was advised by the law firm of Kelly Drye & Warren, and Keefe, Bruyette, & Woods, Inc. acted as Harrington's financial advisor.

STATEMENTS CONTAINED IN THIS NEWS RELEASE THAT ARE NOT HISTORICAL FACTS MAY CONSTITUTE FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934) WHICH INVOLVE SIGNIFICANT RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS. THESE INCLUDE SECURING ALL NECESSARY GOVERNMENTAL AND OTHER APPROVALS, THE SATISFACTION OF ALL CONDITIONS TO THE MERGER, CHANGE IN BUSINESS OR OTHER MARKET CONDITIONS, AND THE SUCCESS OF THE BUSINESS COMBINATION AS PLANNED BY THE PARTIES. THESE AND OTHER FACTORS COULD ADVERSELY AFFECT THE OUTCOME AND FINANCIAL EFFECTS OF THE PLANS AND EVENTS DESCRIBED HEREIN.

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